Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

RED RIVER BANCSHARES, INC.

ARTICLE I
Corporate Name

The name of the corporation shall be Red River Bancshares, Inc. (the “Corporation”).

ARTICLE II
Objects and Purposes

The objects and purposes for which the Corporation is organized are to engage in any lawful business or activity for which corporations may be organized and in which they may engage under the laws of the State of Louisiana.

ARTICLE III
Capital Stock

The total number of shares of capital stock which the Corporation shall have the authority to issue is 31,000,000 shares, which shall consist of 30,000,000 shares of no par value common stock and 1,000,000 shares of no par value preferred stock.  No holder or owner of shares of any class of capital stock of this Corporation shall have any preemptive or preferential right to purchase any share of any class of stock of this Corporation, whether now or hereafter authorized, or any obligations convertible into stock of this Corporation, nor any right of subscription to any of the foregoing, other than such right, if any, as the board of directors, in its sole discretion, may from time to time establish.

The board of directors of the Corporation shall have the authority to amend these articles, without shareholder approval, to establish one or more classes of preferred stock and to fix the preferences, limitations and relative rights of the shares of any class of preferred stock and to establish, and fix variations in relative rights as between, series of any preferred class.

ARTICLE IV
Consents

Whenever the affirmative vote of shareholders at a meeting is required to authorize or constitute corporate action under any provision of the Louisiana Business Corporation Act or of the Articles of Incorporation or bylaws of the Corporation, such action may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares of the Corporation having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.  The written consent shall bear the date of signature of the shareholder who signs the consent and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

ARTICLE V
Board of Directors

The corporate powers and governance of the Corporation shall be vested in and exercised through a board of directors, comprising not more than 25 nor fewer than one person.  The Bylaws of the Corporation shall fix the number, qualifications and compensation of the board of directors, their terms of office and mode and manner of their nomination and election, and provide for the filling of vacancies, removal, the number of directors constituting a quorum, and the duties and responsibilities of the directors.  Any director absent from a meeting of the board of directors or any committee thereof may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

ARTICLE VI
Limitation of Liability

The personal liability of directors and officers of this Corporation to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, or otherwise, shall be limited or eliminated to the fullest extent permitted by Section 1-832 of the Louisiana Business Corporation Act and any other provision of applicable law, as amended or supplemented from time to time.

ARTICLE VII
Indemnification of Incorporator, Directors and Officers

This Corporation shall, to the fullest extent permitted by Subpart E of Part 8 of the Louisiana Business Corporation Act, as the same may be amended or supplemented, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, as to action in his or her official capacity while holding such office.

The expenses of directors and officers incurred as a party to any threatened, pending or completed proceeding, shall be paid by the Corporation as they are incurred and in advance of the final disposition of the proceeding; provided, however, that the advance payment of expenses shall be made only upon receipt by the Corporation of both a written affirmation from the director or officer of his or her good faith belief that he/she has met the standard of conduct necessary for indemnification under the Louisiana Business Corporation Act and an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that the director or officer has not met the required standards of conduct.

The right to indemnification and the payment or advancement of expenses as they are incurred and in advance of the final disposition of an action, suit, or proceeding shall not be exclusive of any other right to which a person may be entitled under these Articles of Incorporation, a resolution of shareholders or directors, an agreement, or otherwise; provided, however, that all rights to indemnification and to the payment or advancement of expenses are valid only to the extent that they are consistent with the Louisiana Business Corporation Act.  The right to indemnification shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, next of kin, executors, administrators and legal representatives.

The Corporation may, but need not, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any other employee or agent of the Corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of the Louisiana Business Corporation Act and of this Article, subject to the imposition of such conditions or limitations as the board of directors of the Corporation may deem necessary or appropriate.

The board of directors of the Corporation may establish rules and procedures, not inconsistent with the provisions of this Article, to implement the provisions of this Article.

The provisions of this Article are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations promulgated from time to time by applicable federal banking agencies.  The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.

ARTICLE VIII
Unclaimed Property

The shareholders of the Corporation hereby relinquish in favor of the Corporation any and all right to, or title or interest in, and hereby transfer to the Corporation, all cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within a reasonable time (not less than one year) after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or to deliver the certificates for the shares to such shareholders within such time, and the same shall, at the expiration of such time, be deemed transferred to and vested in full ownership in the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, to any shareholder shall thereupon cease; provided that the board of directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has become vested in the Corporation pursuant hereto, to the person or entity who or which would be entitled thereto had such transfer not occurred.

ARTICLE IX
Repeal of Articles VI, VII and IX

Notwithstanding any other provision of these Articles, the affirmative vote of at least 80% of the total voting power of the Corporation shall be required to amend or repeal Article VI, Article VII and this Article IX, and any repeal or amendment of Article VI, Article VII and this Article IX by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment or the rights of any director or officer to indemnification pursuant to Article VII that may have arisen prior to such appeal or amendment.

ARTICLE X
Special Shareholders’ Meetings

Special meetings of the shareholders of the Corporation may be called by the board of directors of the Corporation in the manner set forth in the bylaws and shall be called by the secretary of the Corporation upon the written request of the holders of not less than twenty-five percent of all shares entitled to vote at the meeting.  Business transacted at any special meeting shall be confined to the purposes stated in the notice thereof.

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